Exhibit 99.1

The Empire District Electric Company First Quarter 2012 Earnings Report and Earnings Guidance Update

JOPLIN, Mo.--(BUSINESS WIRE)--April 26, 2012--At the Board of Directors meeting of The Empire District Electric Company (NYSE:EDE) held today, the Directors declared a quarterly dividend of $0.25 per share on common stock payable June 15, 2012, to holders of record as of June 1, 2012.

The Company, an operator of regulated electric, gas and water utilities, announced today the results for the quarter and year ended March 31, 2012.

Highlights

  The Company reported consolidated earnings for the first quarter of 2012 of $9.8 million, or basic and diluted earnings per share of $0.23. This compares to 2011 same quarter earnings of $11.9 million, or $0.29 per share. Earnings for the twelve-months ended March 31, 2012 were $52.9 million, or $1.26 per share, compared to earnings of $50.7 million, or $1.23 per share, for the 2011 twelve month period.
  First quarter results were negatively impacted by record mild weather. When compared to the prior year, the margin impact of mild weather experienced during the quarter reduced earnings per share an estimated $0.14 for our electric segment and $0.03 for our gas segment. The negative impact from the mild weather offset the positive results of increased electric rates which added an estimated $0.15 per share. Electric operating expenses were also higher, further decreasing earnings per share.
    First quarter 2012 electric segment Heating Degree Days were 29.3% below the 2011 first quarter and 26.4% below the 30-year average for our service territory. Average temperatures during the first quarter were the warmest in our service territory since weather data was first recorded on a national basis. When compared to normal weather, the total electric segment margin impact of first quarter results reduced earnings per share approximately $0.14.
  Joplin continues to recover from the May 22, 2011 tornado. As of March 31, 2012, our system-wide total customer count, including the effects of the tornado, is down approximately 1,400 customers from the pre-storm level. We estimate the earnings per share impact to be a reduction of approximately $0.02 per share compared to the first quarter of last year.

THE EMPIRE DISTRICT ELECTRIC COMPANY SEGMENT FINANCIAL HIGHLIGHTS (in 000’s except per share information, certain segment amounts exclude eliminations )
	Quarter Ended March 31, 2012
	Electric	Gas	Other*	Consolidated
Revenues	$119,726	$15,683	$1,883	$137,144
Fuel, Purchased Power, and Cost of Natural Gas Sold and Transported	45,229	8,581	––	53,810
Other Operating Expenses	56,254	5,048	1,370	62,524
Operating Income	18,243	2,054	513	20,810
Net Income	$8,173	$1,119	$512	$9,804
Earnings Per Weighted- Average Share, Basic and Diluted				$ 0.23

	Quarter Ended March 31, 2011
	Electric	Gas	Other*	Consolidated
Revenues	$128,360	$20,989	$1,527	$150,728
Fuel, Purchased Power, and Cost of Natural Gas Sold and Transported	54,217	12,040	––	66,257
Other Operating Expenses	55,867	5,754	1,150	62,623
Operating Income	18,276	3,195	377	21,848
Net Income	$9,301	$2,246	$375	$11,922
Earnings Per Weighted- Average Share, Basic and Diluted				$ 0.29

* Excludes intercompany eliminations.

First Quarter Electric Segment Results

Electric segment gross margin (electric revenues less fuel and purchased power costs) discussed below increased approximately $0.4 million during the first quarter of 2012 when compared to the 2011 quarter.

Total electric segment revenues for the quarter ended March 31, 2012 decreased $8.6 million compared to the 2011 quarter, reflecting the record mild weather. However, electric segment gross margin increased during the first quarter of 2012 when compared to the 2011 quarter due to customer rate increases which added approximately $11.8 million to revenues and margin. The record mild weather offset the effect of customer rate increases, reducing revenues by approximately $13.7 million. As discussed above, the first quarter was a record mild quarter both in terms of Heating Degree Days and average daily temperature. Reduced customer counts decreased revenues approximately $1.9 million, while off-system and miscellaneous revenues were also lower by approximately $4.8 million.

Electric fuel and purchased power expenses decreased approximately $9.0 million during the 2012 quarter when compared to the 2011 quarter. The volume of gas and coal fuel declined 30% and 21%, respectively, during the first quarter of 2012 when compared to the 2011 quarter, reflecting the effects of the record mild weather on both on- and off-system sales and the decrease in customers.

Regulated operating expenses increased approximately $3.5 million in the first quarter of 2012 compared to 2011, primarily related to increased operating expenses due to the addition of costs from Iatan 2 and increased pension and retiree healthcare expenses. Maintenance expenses were relatively unchanged during the quarter.

Depreciation decreased by approximately $2.5 million during the first quarter due primarily to a decrease in regulatory amortization, which ended June 15, 2011 with the implementation of new customer rates from our most recent Missouri rate case.

In summary, electric segment net income was lower by $1.1 million during the 2012 first quarter compared to the 2011 quarter.

First Quarter Gas Segment Results

The gas segment gross margin (gas revenues less the cost of natural gas sold and transported) decreased by approximately $1.8 million for the first quarter of 2012 compared to 2011 as a result of the record mild weather in our gas service territory during the quarter. Gas operations and maintenance expenses decreased approximately $0.2 million during the 2012 quarter. Depreciation was relatively unchanged when comparing the two quarters. Other taxes declined approximately $0.2 million, primarily due to a reduction in municipal franchise taxes. Gas segment net income was lower by $1.1 million in the 2012 quarter compared to 2011.

First Quarter Consolidated Results

The Company’s other income and deductions increased overall net income by approximately $0.1 million in the 2012 first quarter compared to the 2011 quarter. Total interest expense increased approximately $1.2 million during the quarter, primarily attributable to a decrease in deferred carrying charges when compared to the 2011 quarter.

THE EMPIRE DISTRICT ELECTRIC COMPANY SEGMENT FINANCIAL HIGHLIGHTS (in 000’s except per share information, certain segment amounts exclude eliminations )
	Twelve Months Ended March 31, 2012
	Electric	Gas	Other*	Consolidated
Revenues	$515,641	$41,124	$7,113	$563,286
Fuel, Purchased Power, and Cost of Natural Gas Sold and Transported	191,268	19,302	––	210,570
Other Operating Expenses	235,816	16,448	5,147	256,819
Operating Income	88,557	5,374	1,966	95,897
Net Income	$49,542	$1,582	$1,730	$52,854
Earnings Per Weighted- Average Share, Basic and Diluted				$ 1.26

	Twelve Months Ended March 31, 2011
	Electric	Gas	Other*	Consolidated
Revenues	$499,042	$47,314	$6,346	$552,110
Fuel, Purchased Power, and Cost of Natural Gas Sold and Transported	202,831	23,545	––	226,376
Other Operating Expenses	217,892	17,482	4,687	239,469
Operating Income	78,319	6,287	1,659	86,265
Net Income	$46,564	$2,534	$1,634	$50,732
Earnings Per Weighted- Average Share, Basic and Diluted				$ 1.23

* Excludes intercompany eliminations.

Twelve Months Ended Electric Results

Electric segment gross margin increased approximately $28.2 million during the twelve months ended March 31, 2012, when compared to the 2011 period due to the revenue and fuel impacts discussed below.

Electric segment revenues for the 2012 period increased $16.7 million compared to 2011. Increases related to customer rate changes added approximately $45.0 million to the 2012 period. The increased revenues attributable to customer rate changes were partially offset by the impact of weather during the 2012 period, most notably the record mild first quarter of 2012 and a mild fourth quarter of 2011, which offset unseasonably hot weather during the summer of 2011. Weather and other related factors decreased revenues by approximately $11.9 million compared to 2011. Reduced customer counts resulting largely from the May 22 tornado decreased revenues an estimated $10.6 million. Off-system and miscellaneous revenues decreased approximately $5.8 million during the 2012 period compared to 2011.

Electric fuel and purchased power expenses for the 2012 period decreased approximately $11.6 million compared to the 2011 period, due primarily to reduced on- and off-system volumes as a result of mild weather during the fourth quarter of 2011 and first quarter of 2012.

Other regulated operating expenses increased approximately $9.4 million in the 2012 twelve month period compared to 2011, primarily attributable to increased pension and retiree healthcare costs, increased power operating expenses due to the addition of Iatan 2 and Plum Point generating facilities to our generating fleet, and costs incurred for the delivery of power to our system. Overall maintenance expenses were higher by approximately $2.7 million during the 2012 period as compared to 2011, due mainly to maintenance expense associated with the addition of Iatan 2 and Plum Point generating facilities as well as increased maintenance at the Company’s State Line Combined Cycle generating facility. Overhead line maintenance costs increased approximately $1.4 million during the 2012 period.

Depreciation was lower by $1.9 million during the 2012 twelve month period compared to 2011. A reduction in regulatory plan amortization was partially offset by increased depreciation due to higher levels of plant in service. Other taxes increased by approximately $2.1 million in the 2012 period, primarily related to increases in property and local taxes.

In summary, the electric segment net income improved during the 2012 twelve month period by approximately $3.0 million over 2011 period.

Twelve Months Ended Gas Results

The gross margin for the Company’s gas segment decreased during the 2012 twelve month period by approximately $1.9 million compared to the 2011 period, reflective of lower weather-driven customer usage volumes, particularly in the fourth quarter of 2011 and first quarter of 2012. Other operating and maintenance expenses decreased in total by approximately $0.4 million for the 2012 period when compared to 2011. Depreciation was higher by approximately $0.1 million and other taxes were lower by $0.2 million compared to the 2011 period. Gas segment net income decreased approximately $1.0 million in the 2012 twelve month period compared to the 2011 period.

Twelve Months Ended Consolidated Results

The Company’s other income and deductions reduced net income by approximately $2.4 million during the 2012 twelve month period when compared to 2011, due primarily to lower income related to the equity component of the Allowance for Funds Used During Construction (“AFUDC”) as the Iatan 2 and Plum Point plants were in service during the full 2012 twelve month period.

Total interest expense increased approximately $5.1 million in the 2012 period compared to the 2011 period. A reduction of approximately $3.0 million related to the debt component of AFUDC and a decrease of approximately $2.9 million in deferred carrying charges, both as a result of Iatan 2 and Plum Point being in service during the full 2012 period, drove the increase in interest expense when compared to the 2011 period. This increase in expense was partially offset by the refinancing of approximately $150 million of debt during the later half of 2010 with lower interest rates resulting in approximately $1.0 million of net interest savings.

Reconciliation of Earnings Per Share

The following reconciliation of basic earnings per share compares the quarter and year ended March 31, 2012 versus March 31, 2011 and is a non-GAAP presentation. The economic substance behind our non-GAAP earnings per share (EPS) measure is to present the after tax impact of significant items and components of the statement of income on a per share basis before the impact of additional stock issuances. We believe this presentation is useful to investors because the statement of income does not readily show the EPS impact of the various components, including the effect of new stock issuances. This could limit the readers’ understanding of the reasons for the EPS change from previous years. This information is useful to management, and we believe this information is useful to investors, to better understand the reasons for the fluctuation in EPS between the prior and current years on a per share basis.

This reconciliation may not be comparable to other companies or more useful than the GAAP presentation included in the statements of income. We also note that this presentation does not purport to be an alternative to earnings per share determined in accordance with GAAP as a measure of operating performance or any other measure of financial performance presented in accordance with GAAP. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The dilutive effect of additional shares issued in this table reflects the impact of all shares issued in the respective periods presented.

	Quarter Ended	Twelve Months Ended
Basic Earnings Per Share – March 31, 2011	$0.29	$1.23
Revenues
Electric segment	(0.13)	0.26
Gas segment	(0.08)	(0.10)
Other segment	0.01	0.01
Total Revenue	(0.20)	0.17

Electric fuel and purchased power	0.13	0.18
Cost of natural gas sold and transported	0.05	0.07
Gross Margin	(0.02)	0.42

Expenses
Operating – electric segment	(0.05)	(0.15)
Operating – gas segment	0.00	0.01
Operating - other segment	(0.01)	0.00
Maintenance and repairs	0.00	(0.04)
Depreciation and amortization	0.04	0.03
Change in effective income tax rates	0.00	(0.07)
Other taxes	0.00	(0.03)
Interest charges	(0.02)	(0.03)
AFUDC	0.00	(0.09)
Dilutive effect of additional shares	0.00	(0.02)

Basic Earnings Per Share – March 31, 2012	$0.23	$1.26

Earnings Guidance Update

As a result of the significant impact the record mild first quarter weather had on our earnings as discussed above, we are revising our full-year 2012 earnings guidance range from $1.23 to $1.37 per share to $1.13 to $1.27 per share. Our guidance range update assumes 30-year average weather and flat overall system customer growth through the remainder of the year. In addition, as previously noted, other factors that may impact earnings include the speed of recovery in the tornado-impacted area of Joplin, Missouri, and unanticipated or unplanned events that may impact operating and maintenance costs. The effects of assumptions and other factors evaluated for the purpose of providing guidance are not necessarily independent of one another, and the combination of effects can cause individual impacts smaller or larger than the indicated guidance range.

Earnings Conference Call and Webcast

Brad Beecher, President and CEO, will host a conference call and webcast Friday, April 27, 2012, at 1:00 p.m. Eastern Time to discuss earnings for the first quarter and year ended March 31, 2012. To phone in to the conference call, interested parties in the United States should dial 1-800-762-8779, any time after 12:45 p.m. Eastern Time. The webcast presentation and accompanying slides can also be accessed from Empire’s website at www.empiredistrict.com. A replay of the call will be available for two weeks by dialing 1-800-406-7325 and entering passcode 4532375#. The webcast presentation will be available for replay for one year from today’s date. Forward-looking and other material information may be discussed during the conference call.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 215,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. A subsidiary of the Company also provides fiber optic services.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, earnings, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K.

CONTACT:
The Empire District Electric Company
Media Communications
Amy Bass, 417-625-5114
Director of Corporate Communications
abass@empiredistrict.com
or
Investor Relations
Jan Watson, 417-625-5108
Secretary – Treasurer
jwatson@empiredistrict.com